Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Treasurer & Communications Director

(503) 726-7710

fletcher.chamberlin@fei.com

FEI Reports Record Bookings, Revenue and Earnings for the Fourth Quarter of 2010

Bookings of $218.4 million were up 34% from Last Year’s Fourth Quarter

Revenue of $186.1 million was up 20% from Last Year’s Fourth Quarter

EPS was $0.52, More Than Three Times Last Year’s Fourth Quarter

HILLSBORO, Ore., February 3, 2011 – For the fourth quarter of 2010, FEI Company (NASDAQ: FEIC) reported the highest quarterly bookings, revenue and earnings in the company’s history, with significant year-over-year and sequential quarterly growth. Bookings, revenue and operating income also set records for the full year in 2010.

For the fourth quarter, net bookings were $218.4 million, up 15% from the third quarter of 2010 and up 34% from the fourth quarter of 2009. The backlog at the end of the quarter was $471.9 million, an all-time high. The book-to-bill ratio for the quarter was 1.17 to 1.

Revenue of $186.1 million was up 22% compared to $153.0 million in the third quarter of 2010 and up 20% from $154.4 million in the fourth quarter of 2009.

Net income was $21.3 million or $0.52 per diluted share, compared with $11.9 million or $0.30 per diluted share in the third quarter of 2010 and $6.6 million or $0.17 per diluted share in the fourth quarter of 2009.

The gross margin in the fourth quarter was 45.0%, compared with 43.5% in the third quarter of 2010 and 38.4% in the fourth quarter of 2009. Operating income was 15.4% of sales in the quarter, compared with 11.5% in the third quarter of 2010 and 5.8% in the fourth quarter of 2009.

Gross cash, investments and restricted cash, net of debt, increased by $41.3 million in the quarter to $334.8 million at year-end.

“This quarter’s record bookings mark our fifth straight quarter of bookings growth,” said Don Kania, president and CEO of FEI, “as each of our market segments recorded sequential and year-over-year growth. Our record revenue was powered by particularly strong shipments to the Electronics market, which also contributed to the highest gross margin percentage in almost a decade. It was an excellent quarter for bookings, revenue, margins and earnings.

“Looking forward, our substantial backlog helps to provide good visibility for the first half of 2011,” Kania continued. “While margins may moderate somewhat from the fourth quarter level due to product mix, we expect continued operating improvements and a growth year for revenue and earnings.”

For the full year 2010, bookings of $751.5 million were up 25% from 2009, and revenue of $634.2 million was up 10% from 2009. Net income was $53.5 million, 136% above 2009’s net income. Diluted earnings per share were $1.34, more than double 2009’s $0.60. Net cash increased by $65.4 million during the year.

Bookings and revenue comparisons for the company’s market segments and other data are included in the supplementary information attached to this release, along with detailed statements of operations and balance sheets.

Guidance for Q1 2011

Assuming a euro exchange rate of $1.40, FEI expects revenue in the first quarter of 2011 to be in the range of $180 million to $190 million. Bookings are expected to be in the range of $175 million to $195 million. GAAP earnings per share are expected to be in the range of $0.43 to $0.49.

Investor Conference Call — 2:00 p.m. Pacific time, Thursday, February 3, 2011

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-800-762-8779 (U.S., toll-free) or 1-480-629-9771 (international and toll), with the conference title: FEI Fourth Quarter Earnings Call, Conference ID 4400158. A telephone replay of the call will be available at 1-800-406-7325 (U.S., toll-free) or 1-303-590-3030 (international and toll) with the passcode: 4400158#. The call can also be accessed via the web by going to FEI’s Investor Relations page at www.fei.com, where the webcast will also be archived.

About FEI

FEI (Nasdaq: FEIC) is a leading diversified scientific instruments company. It is a premier provider of electron and ion-beam microscopes and tools for nanoscale applications globally and across many industries: industrial and academic materials research, life sciences, semiconductors, data storage, natural resources and more. With a history of over 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). FEI’s imaging systems provide 3D characterization, analysis and modification/prototyping with resolutions down to the sub-Ångström (one-tenth of a nanometer) level. FEI has approximately 1,800 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the first quarter of 2011 and future periods. Such forward-looking statements may be identified by words and phrases that refer to future expectations, such as “believe”, “guidance”, “expect”, “expects”, “are expected”, “will”, “estimate”, “assuming” and other similar words and phrases. Forward-looking statements in the release specifically relate to the expected shipment of our backlog; expectations for future bookings; expectations about foreign currency rates; expected tax rates; expectations for product sales and margins, and operating improvements. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; lower than expected customer orders and potential weakness of the Research & Industry, Electronics and Life Sciences market segments; our ability to manufacture product at expected volumes; supply chain limitations; bankruptcy or insolvency of customers or suppliers; cyclical changes in the data storage and semiconductor industries, which are the major components of Electronics market revenue; fluctuations in foreign exchange, interest and tax rates; changes in tax rate and laws, accounting rules regarding taxes or agreements with tax authorities; the ongoing determination of the effectiveness of foreign exchange hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; the relative mix of higher-margin and lower-margin products; failure to achieve expected cost reductions and other improvements from restructuring plans; risks associated with shipping a high percentage of the company’s quarterly revenue in the last month of the quarter; customer requests to defer planned shipments; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology, including new products, to find acceptance with customers; inability to deploy products as expected or delays in shipping products due to technical problems or barriers; potential shipment or supply chain disruptions due to natural disasters or terrorist attacks; changes to or potential additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; additional selling, general and administrative or research and development expenses; reduced governmental spending due to budget constraints; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate future acquisitions successfully. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

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FEI Company and Subsidiaries

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2010	October 3, 2010	December 31, 2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$277,617	$241,013	$124,199
Short-term investments in marketable securities	44,026	38,341	212,119
Short-term restricted cash	22,114	16,177	17,141
Receivables, net	183,254	179,570	152,601
Inventories, net	155,964	159,728	138,242
Deferred tax assets	11,505	14,928	2,734
Other current assets	23,126	40,055	39,470

Total current assets	717,606	689,812	686,506

Non-current investments in marketable securities	38,662	45,102	39,662

Long-term restricted cash	41,377	41,863	35,901

Non-current inventories	47,976	43,935	44,385

Property plant and equipment, net	80,681	79,382	81,893

Goodwill	44,800	44,816	44,615

Deferred tax assets	1,072	8,392	3,369

Other assets, net	12,248	13,189	17,638

TOTAL	$984,422	$966,491	$953,969

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$51,529	$50,779	$40,587
Accrued liabilities	51,209	42,778	36,434
Deferred revenue	81,445	76,302	65,805
Income taxes payable	3,715	5,349	1,321
Accrued restructuring, reorganization and relocation	4,884	5,583	32
Short-term line of credit	—	—	59,600
Other current liabilities	31,306	34,826	47,693

Total current liabilities	224,088	215,617	251,472
Convertible debt	89,012	89,012	100,000

Other liabilities	38,148	41,670	34,973

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 38,280, 38,228, and 37,859 shares issued and outstanding at December 31, October 3, 2010, and December 31, 2009	509,145	508,081	485,557
Retained earnings	75,024	53,680	21,476
Accumulated other comprehensive income	49,005	58,431	60,491

Total shareholders’ equity	633,174	620,192	567,524

TOTAL	$984,422	$966,491	$953,969

FEI Company and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended			Year Ended
	December 31, 2010	October 3, 2010	December 31, 2009	December 31, 2010	December 31, 2009
NET SALES:
Products	$145,548	$113,424	$118,417	$479,780	$439,703
Service and components	40,522	39,581	36,032	154,442	137,641

Total net sales	186,070	153,005	154,449	634,222	577,344

COST OF SALES:
Products	75,087	60,728	69,635	262,571	252,307
Service and components	27,261	25,748	25,544	102,387	95,533

Total cost of sales	102,348	86,476	95,179	364,958	347,840

Gross profit	83,722	66,529	59,270	269,264	229,504

OPERATING EXPENSES:
Research and development	17,584	15,942	17,556	66,274	67,698
Selling, general and administrative	36,851	32,435	31,901	136,465	126,728
Restructuring, reorganization and relocation	562	536	826	11,067	3,456

Total operating expenses	54,997	48,913	50,283	213,806	197,882

OPERATING INCOME	28,725	17,616	8,987	55,458	31,622

OTHER INCOME (EXPENSE):
Interest income	468	440	581	2,632	2,880
Interest expense	(958)	(1,025)	(1,143)	(4,504)	(5,441)
Other, net	(153)	(472)	(769)	(1,364)	(1,400)

Total other (expense), net	(643)	(1,057)	(1,331)	(3,236)	(3,961)

INCOME BEFORE TAXES	28,082	16,559	7,656	52,222	27,661

INCOME TAX EXPENSE (BENEFIT)	6,738	4,639	1,070	(1,326)	5,017

NET INCOME	$21,344	$11,920	$6,586	$53,548	$22,644

BASIC NET INCOME PER SHARE DATA	$0.56	$0.31	$0.17	$1.41	$0.60

DILUTED NET INCOME PER SHARE DATA	$0.52	$0.30	$0.17	$1.34	$0.60

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	38,209	38,186	37,767	38,083	37,537

Diluted	41,676	41,536	38,194	41,737	37,905

FEI Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Thirteen Weeks Ended (1)			Year Ended
	December 31, 2010	October 3, 2010	December 31, 2009	December 31, 2010	December 31, 2009
NET SALES:
Products	78.2%	74.1%	76.7%	75.6%	76.2%
Service and components	21.8%	25.9%	23.3%	24.4%	23.8%

Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%

COST OF SALES:
Products	40.4%	39.7%	45.1%	41.4%	43.7%
Service and components	14.7%	16.8%	16.5%	16.1%	16.5%

Total cost of sales	55.0%	56.5%	61.6%	57.5%	60.2%

Gross profit	45.0%	43.5%	38.4%	42.5%	39.8%

OPERATING EXPENSES:
Research and development	9.5%	10.4%	11.4%	10.4%	11.7%
Selling, general and administrative	19.8%	21.2%	20.7%	21.5%	22.0%
Restructuring, reorganization and relocation	0.3%	0.4%	0.5%	1.7%	0.6%

Total operating expenses	29.6%	32.0%	32.6%	33.7%	34.3%

OPERATING INCOME	15.4%	11.5%	5.8%	8.7%	5.5%

OTHER INCOME (EXPENSE):
Interest income	0.3%	0.3%	0.4%	0.4%	0.5%
Interest expense	-0.5%	-0.7%	-0.7%	-0.7%	-0.9%
Other, net	-0.1%	-0.3%	-0.5%	-0.2%	-0.2%

Total other (expense), net	-0.3%	-0.7%	-0.9%	-0.5%	-0.7%

INCOME BEFORE TAXES	15.1%	10.8%	5.0%	8.2%	4.8%

INCOME TAX EXPENSE (BENEFIT)	3.6%	3.0%	0.7%	-0.2%	0.9%

NET INCOME	11.5%	7.8%	4.3%	8.4%	3.9%

(1)	Percentages may not add due to rounding.

FEI COMPANY

Supplemental Data Table

($ in millions, except per share amounts)

(Unaudited)

	Q4 Ended 31-Dec-2010	Q3 Ended 3-Oct-2010	Q4 Ended 31-Dec-2009	YTD Ended 31-Dec-2010	YTD Ended 31-Dec-2009
Income Statement Highlights
Consolidated sales	$186.1	$153.0	$154.4	$634.2	$577.3
Gross margin	45.0%	43.5%	38.4%	42.5%	39.8%
Stock compensation expense - TOTAL	$2.5	$2.5	$2.6	$10.5	$10.6
Net income	$21.3	$11.9	$6.6	$53.5	$22.6
Diluted net income per share	$0.52	$0.30	$0.17	$1.34	$0.60
Interest income add back included in the calculation of diluted EPS	$0.5	$0.6	$0.0	$2.3	$0.0

Sales Highlights
Sales by Market Segment
Electronics	$80.7	$44.0	$33.0	$222.8	$126.4
Research & Industry	$47.3	$51.1	$56.3	$182.4	$231.5
Life Sciences	$17.6	$18.3	$29.1	$74.6	$81.8
Service and Components	$40.5	$39.6	$36.0	$154.4	$137.6
Sales by Geography
USA & Canada	$68.0	$43.7	$56.3	$204.0	$198.6
Europe	$62.0	$54.1	$47.3	$207.4	$211.8
Asia-Pacific and Rest of World	$56.1	$55.2	$50.8	$222.8	$166.9

Gross Margin by Market Segment
Electronics	53.7%	50.2%	50.8%	50.2%	48.8%
Research & Industry	42.3%	43.3%	41.6%	41.0%	42.0%
Life Sciences	40.7%	46.2%	29.5%	41.0%	34.7%
Service and Components	32.7%	34.9%	29.1%	33.7%	30.6%

Bookings and Backlog
Total	$218.4	$190.1	$163.3	$751.5	$601.4
Book-to-bill ratio	1.17	1.24	1.06	1.18	1.04
Backlog - total	$471.9	$439.6	$354.6	$471.9	$354.6
Backlog - Service and Components	$81.3	$80.8	$68.0	$81.3	$68.0
Bookings by Market Segment
Electronics	$76.2	$59.6	$49.9	$263.8	$140.7
Research & Industry	$77.6	$72.9	$58.2	$232.8	$235.4
Life Sciences	$23.5	$18.4	$15.5	$87.1	$76.7
Service and Components	$41.1	$39.2	$39.7	$167.8	$148.6
Bookings by Geography
USA & Canada	$80.9	$65.8	$45.6	$258.6	$203.3
Europe	$59.5	$63.9	$63.0	$220.9	$229.7
Asia-Pacific and Rest of World	$78.0	$60.4	$54.7	$272.0	$168.4

Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$423.8	$382.5	$429.0	$423.8	$429.0
Operating cash generated (used)	$52.5	($3.5)	$42.7	$75.0	$68.1
Accounts receivable	$183.3	$179.6	$152.6	$183.3	$152.6
Days sales outstanding (DSO)	90	107	90	90	90
Inventory turnover	2.6	2.4	2.6	2.6	2.6
Fixed asset investment	$3.6	$0.9	$4.1	$8.9	$13.4
Depreciation expense	$4.5	$4.3	$4.5	$17.4	$17.1
Working capital	$493.5	$474.2	$435.0	$493.5	$435.0
Headcount (permanent and temporary)	1,813	1,810	1,781	1,813	1,781
Euro average rate	1.360	1.292	1.477	1.327	1.389
Euro ending rate	1.339	1.375	1.433	1.339	1.433